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                                                                   EXHIBIT 10.64

                               SEVERANCE AGREEMENT
                                   AND RELEASE

         THIS AGREEMENT made and entered into this 1st day of January, 2001 by and between Ronald S. Fulford (hereinafter referred to as "Employee"), a citizen of the United Kingdom and currently a resident of the County of Chatam, State of North Carolina and Vector Tobacco (USA) Ltd., a corporation duly organized and existing pursuant to the laws of the State of Delaware (the "Company");

                               W I T N E S S E T H

         WHEREAS, Employee heretofore was employed by the Company as President and Chief Executive Officer and also served as a member of the Board of Directors of the Company; and

         WHEREAS, it was agreed by and between Employee and Company that the employment relationship heretofore existing between Employee and Company be terminated by mutual consent effective as of January 1, 2001 (the "Termination Date").

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, Employee and the Company agree as follows:

1. CONSIDERATION. The Company will make payment or provide to Employee the following payments and benefits, certain of which are in addition to those to which the Employee would be and is otherwise entitled:

         (a) The Company will pay Employee the sum of $54,166.67 per month (payable semi-monthly) as salary continuation for the period beginning on the Termination Date and continuing through December 31, 2002, from which payments will be deducted required federal and state withholdings tax as well as any applicable Employee contributions for Company-provided benefits. Payments from the Termination Date through December 31, 2001 are not subject to mitigation for any income received by Employee for employment or consulting services. Payments from January 1, 2002 through December 31, 2002, are subject to full mitigation for any income received by Employee for employment or consulting services.

         (b) The Employee is entitled to retain all personal computer equipment previously provided to him by Company.

         (c) The termination of Employee's employment with the Company, effective as of the Termination Date, shall constitute a termination of employment due to "Disability" for the purposes of the Non-Qualified Stock Option Agreement dated November 24, 1999 by and between Vector Group Ltd. (f/k/a Brooke Group



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                  Ltd.) and Employee (the "Option Agreement"). Accordingly, any
                  then unexercised portion of the Option (as defined in the Option Agreement) granted thereunder will become immediately exercisable upon such termination of employment, and Employee shall have the right to exercise such Option at any time within the one (1) year period following the Termination Date.

         (d) To the extent permitted under the terms of the plans, Employee's coverage under the Company-provided group life, dental and medical insurance will continue through December 31, 2002, subject to payment by Employee of that portion of the premium for such coverage as is required of active executive employees of the Company and subject to the Company continuing such coverage for its other executives. These benefits are limited to medical expenses incurred in the United States.

         (e) As soon as practicable, the Company will either pay to the Employee a sum sufficient to result in a net after-tax payment to Employee of $60,000 or transfer the title to the automobile provided to the Employee by the Company. If Employee elects to receive a cash payment, the cash will be due within five (5) days upon delivery of the Employee's company vehicle to the Company.

         (f) The Company's obligation to make any of the payments provided for by the terms and provisions of Section 1(a) or any benefits provided for in Section 1(d) shall cease upon the death of Employee.

2.       NO ADDITIONAL PAYMENTS, BENEFITS OR EMPLOYMENT.

         (a)      Except for any and all payments and benefits provided for in
                  Section 1, the Company shall have no obligation to make any payment to or for the benefit of Employee or to provide any benefit to Employee of any kind notwithstanding that such may otherwise be available to other employees of the Company, and Employee releases the Company of and from any obligation to make any other payment or provide any other benefit arising out of or relating to Employee's former employment with the Company.

         (b) Employee hereby agrees that he will not reapply for employment with the Company and its Affiliates (as defined below). Under no circumstances will the Company and its Affiliates be obligated to re-employ Employee including based on any judicial or administrative action.

         (c) Effective as of the Termination Date, Employee hereby resigns all positions as an officer and/or a director of the Company and its Affiliates. Employee will execute any documentation requested to confirm such resignations.

3. GENERAL RELEASE. Employee, which for this Section 3, shall mean Employee, his heirs, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges the Company, together with any subsidiary, parent or other affiliated corporations, and their respective present and former



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officers, directors, shareholders, employees and agents and their respective executors, administrators, successors and assigns (collectively referred to hereafter in this Agreement as the "Company and its Affiliates"), of and from all claims and alleged claims by Employee, whether or not previously asserted, against the Company and its Affiliates. This release specifically includes all claims by or on behalf of Employee against the Company and its Affiliates, together with any and all claims which might have been asserted by or on behalf of Employee against the Company and its Affiliates, in any suit, claim or charge, on account of any matter or things whatsoever from the beginning of time up to and including the date of the execution of this Agreement, including any suit, claim or charge, under any federal, state or local authority or any common law theory (whether founded in tort or contract), including but not limited to, 42 U.S.C. ss. 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the North Carolina Handicapped Persons Protection Act, the Employee Retirement Income Security Act of 1974 and the Family and Medical Leave Act in connection with any act, state of facts, or occurrence or omission, whether or not previously asserted, either occurring before or existing on the date of the execution of this Agreement.

4. DUTY TO COOPERATE. Employee agrees to fully cooperate with the Company and its Affiliates in assisting in the defense of any existing or future charges, claims, demands complaints, civil actions or other proceedings filed against the Company and its Affiliates which involve facts or decisions with respect to which Employee has had involvement or knowledge.

5. NON-DISCLOSURE OF INFORMATION. Employee agrees that by February 10, 2001, he will return to the Company all files, graphs, customer and product lists and all other materials belonging to the Company. Unless required by applicable law, regulation or legal process, Employee will not disclose to anyone any of the Company's trade secrets or confidential or proprietary information (collectively, the "Information"). In the event that Employee is requested, or required by, applicable law, regulation or legal process to disclose any of the Information, Employee will notify the Company promptly so that the Company may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Employee will furnish only that portion of the Information which the Employee is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

6. REMEDY. In the event of a breach of the Agreement by the Company, Employee's sole remedy shall be to institute an action for breach of this Agreement and damages therefor or specific performance of this Agreement and to recover his reasonable attorney's fees and costs. It is specifically acknowledged that in the event of a breach of this Agreement, Employee shall not be entitled to rescind this Agreement and maintain an action based upon any claims released by this Agreement.

7. NON-DISPARAGEMENT. Employee will not, directly or indirectly, make or publish any libelous or slanderous remarks about, or, through intentional or negligent action, disparage the business conduct of, the Company and its Affiliates to anyone, including specifically but not limited to parties with a business


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relationship with the Company and its Affiliates. Subject to Employee's compliance with Section 5 hereof, the provisions of this Section 7 shall not apply to any truthful statement to be made by Employee in any legal proceeding or government or regulatory investigation.

8. EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges the following:

         (a) That he has been given at least twenty-one (21) days in which to consider this Agreement;

         (b) That he has been advised in writing that he has the right to and may consult with an attorney before executing this Agreement and that he has had such opportunity to consult with any attorney;

         (c) That he has seven (7) days following his execution of this Agreement to revoke this Agreement, and that to so revoke this Agreement, the Company must receive in writing from the Employee, c/o Marc N. Bell, 700 West Main Street, Durham, NC 27701, his decision to revoke this Agreement prior to the end of such seven (7) day period;

         (d) That he recognizes that he is specifically releasing, among other claims, any claim under the Age Discrimination in Employment Act of 1967 and all amendments thereto;

         (e) That he is not waiving rights or claims that may arise after the date that this Agreement is executed by him.

         (f) (i) That no promise, inducement or agreement not herein expressed has been made to him; (ii) That this Agreement is the entire agreement between the parties hereto and supercedes all prior oral and written agreements; (iii) That he has read this Agreement and knows and understands its contents; and
                  (iv) That by his execution of this Agreement, he intends to be bound by the terms and provisions of this Agreement.

         (g) That this Agreement is not and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation, or of any duty owed by the Company and its Affiliates.

9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefits of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

10. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of North Carolina without giving effect to principles governing conflicts of laws.



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         IN WITNESS WHEREOF, Employee and the Company have executed this
Agreement as of the date first above written.

                                              VECTOR TOBACCO (USA) LTD.

                                              BY:  /s/ BENNETT S. LEBOW
                                                   ----------------------------
                                              NAME:    Bennett S. LeBow
                                              TITLE:   Chairman/President

                                                /s/ RONALD S. FULFORD
                                              ---------------------------------
                                              RONALD S. FULFORD




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